Exhibit 1.01

Conflict Minerals Report of Kornit Digital Ltd.

Introduction

Kornit Digital Ltd. (“Kornit,” “we,” the “Company” or “our company”) develops, designs and markets innovative digital printing solutions for the global printed textile industry, with a major focus on the fashion, apparel and home décor segments of the industry.

Our vision is to create a better world where everybody can bond, design and express their identities, one impression at a time.

Our mission is to revolutionize the fast-changing industry by facilitating and expediting the transition from analog processes that have not evolved for decades and are not fit for the rapidly changing business models and self-disruption needs of the industry, to digital methods of garment, apparel and home decor finished goods production and decoration that address the contemporary supply, demand, social and environmental needs of the industry in which we operate.

We focus on the rapidly growing high throughput, direct-to-garment, or DTG, and Direct-to-Fabric segments of the printed and decorated textile industry. Our solutions include our proprietary digital printing systems, ink and other consumables, associated software and value-added services that allow for printing large scale, short to medium runs, of complex images and designs directly on finished garments and fabrics. Our solutions address the growing production gaps reflected in the need to shift to shorter runs, proximity production, partial or full on-demand production, and microfactory models by enabling our customers to print and decorate high quality products in a time efficient, cost-effective and environmentally friendly manner. This allows textile manufacturers to transition from their traditional business and operating models of supply based on demand predictions, to partial or full on demand or made-to-order models, by which decoration of fabric and production of finished goods only takes place once a customer order has been issued.

Our solutions are differentiated from other digital methods of production because they eliminate the need to pretreat fabrics prior to printing, thereby offering our customers the ability to digitally print high quality images and designs on a variety of fabrics in a streamlined and environmentally friendly manner. When compared to analog methods of production, our solutions also significantly reduce production lead times and enable customers to more efficiently and cost-effectively produce smaller quantities of individually printed designs, thereby mitigating the risk of excess inventory, which is a significant challenge for the industry.

The success of evolving omni-channel apparel retail is dependent heavily on the ability to show a large variety of designs. Since it is more and more difficult to predict consumer preferences and demand, it is increasingly difficult to stock every possible design. Having digital capacity available allows printers, brands and retailers to offer unlimited design with minimal to no inventory risk. We believe we are well positioned to continue taking advantage of this trend.

Our DTG solutions utilize our patented wet-on-wet printing methodology that eliminates the common practice of separately coating and drying textiles prior to printing. This methodology also enables printing on a wide range of untreated natural, synthetic and man-made fabrics, including cotton, wool, polyester, lycra and denim. With throughputs ranging from 40 to approximately 400 garments per hour, our entry level, industrial and mass production DTG solutions are suited to the needs of a variety of customers, from smaller industrial operators with limited budgets to mass producers with complex manufacturing requirements. Our patented NeoPigment ink and other consumables have been specially formulated to be compatible with our systems and overcome the quality-related challenges that pigment-based inks have traditionally faced when used in digital printing. Our software solutions simplify order to production workflows in the printing process, by offering a complete solution from web and traditional order intake through graphic job preparation and execution. We also offer customers maintenance and support services, as well as value-added services and application consulting, aimed at optimizing the number of impressions printed by our systems.

In April 2021, we supplemented our original DTG printing solutions with our Kornit MAX technology, which enables exemplary retail print quality and durability standards, together with enhanced production speed. The breakthrough technological innovation has been achieved thanks to new additional process and consumables capabilities, enabling optimal control over print quality and durability on a significantly larger media variety..

We have also introduced XDI technology, which allows layered 3D printing. This capability is available as part of Kornit’s unique MAX printing engine. Kornit XDi brings a new dimension to digital printing by enabling the printing of multiple layers to create 3D-effects. XDi’s unique premium applications open new markets for our customers and offer creative freedom powered by a simple, single-step, digital and sustainable process. Our customers are now able to do much more with their printing equipment and enter into higher margin premium markets.

In July 2022, we introduced the Atlas MAX Poly, which extended our technological capabilities in high quality printing on polyester even further by leveraging the Kornit MAX technology and incorporating it as part of our proprietary polyester printing process, which is based on the NeoPigment® Olympia ink set. In January 2024, we launched the Apollo, a digital mass production platform, designed to be capable of printing up to approximately 400 shirts per hour, and handled by a single operator. The Apollo leverages the MAX technology, and the Eco-Rapid ink set and consumables.

Building on the expertise and capabilities that we have accumulated in developing and offering differentiated solutions for the industrial DTG market, we also market industrial digital printing solutions which target the on-demand Direct-to-Fabric market. Our Direct-to-Fabric capabilities cater to different market segments such as fashion and home décor. Like our DTG products, our Direct-to-Fabric solutions are designed to print on a wide range of fabrics. Our digital Direct-to-Fabric printing products also use our wet-on-wet patent and are leading single-step, eco-friendly, stand-alone industrial Direct-to-Fabric digital textile printing products available on the market. Our systems within our Direct-to-Fabric business include the Presto MAX. Our Presto MAX platform brings unique capabilities to the market allowing our customers to digitally print on dyed fabrics, utilizing our white NeoPigment® ink, both as a spot color and as a base. Presto MAX also allows printing using Neon colors to achieve expanded color gamut and a wide variety of applications. Presto MAX includes Kornit’s innovative XDi technology allowing 3D-effects and enabling our customers to penetrate higher margin premium markets. During the last quarter of 2024, we commenced the final test stage of our “Vivido” ink set. The Vivido is expected to enable the printing of deep and natural blacks while reducing ink consumption and improving hand feel. Additionally, we anticipate to launch the Qualiset system also as part of the Presto MAX platform, which facilitates automatic machine calibrations ensuring quality and consistency.

Kornit was founded in 2002 in Israel, shipped its first system in 2005 and, as of December 31, 2024, had approximately 865 active customers globally. As of December 31, 2024, we had 715 employees, with 396 located in Israel, 120 in the United States, 158 in Europe and 41 in Asia Pacific.

In the year ended December 31, 2024, we generated revenues of $203.8 million, representing a decrease of 7.3% as compared with the prior fiscal year.

In the year ended December 31, 2024, we generated 56% of our revenues from the United States, 25% from the Europe, Middle East and Asia (“EMEA”) geographic region, 11% from the Asia Pacific geographic region and 8% from other geographic regions.

Conflict Mineral Rule Overview, Scope, and Covered Products:

Issuers that file reports with the Securities and Exchange Commission (“SEC”) under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must comply with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which contains reporting requirements associated with conflict minerals that are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by an issuer. These reporting requirements are implemented by the SEC’s Rule 13p-1 under the Exchange Act (the “Rule”).

If a registrant cannot establish with absolute certainty that the necessary conflict minerals in its products originated from sources other than the Democratic Republic of the Congo (“DRC”) or an adjoining country (the “Covered Countries”), or originate solely from recycled and/or scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin, or likely origin, of the necessary conflict minerals in its products or in the manufacture of its products.

If a registrant has reason to believe that any of the conflict minerals in its mineral supply chain may have originated in the DRC and/or a Covered Country, or if the registrant is unable to determine the absolute country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody, and the registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

As an SEC-registered issuer that offers products that include tin, tungsten, tantalum and gold (“Conflict Minerals”) that are necessary for the production and/or functionality of those manufactured products, we are subject to the Rule. As part of our company’s desire to take responsibility for and concern ourselves with human rights issues, we decided to review our company’s supply chain according to the EU regulation’s guidance as well, and, based on that guidance, have included conflict-affected or high-risk areas (“CAHRAs”) when approaching suppliers for information. As such, we conduct due diligence on our minerals supply chain according to the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related Supplements (the “OECD Due Diligence Guidance”). It should be noted that our company does not directly purchase or procure raw materials from the mine sites, as we are a downstream company. Instead, we (or our suppliers) purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) - related materials, after processing by smelters or refiners.

Kornit is committed to responsible sourcing practices and ensuring that it does not benefit, directly or indirectly, from the propagation of armed conflict or human rights abuses in areas of conflict, such as the CAHRAs. The goal of the due diligence process is not to eliminate sourcing from the CAHRAs, but rather to ascertain, to our best possible knowledge and per the requirements of the Rule, the most reasonable country of origin of the necessary conflict minerals, which were necessary to the functionality or production of our products manufactured or contracted to manufacture in 2024, as detailed in the reasonable country of origin inquiry (“RCOI”) section below.

Reasonable Country of Origin Inquiry (RCOI)

Kornit is committed to ethical practices and compliance with all applicable laws and regulations. We are committed to working with our customers and suppliers to responsibly source the materials and components that we use to manufacture our products that may contain the necessary conflict minerals.

In accordance with our Conflict Minerals Policy, which can be viewed at: http://www.kornit.com/conflict-minerals-policy/, which is not incorporated by reference herein, Kornit has concluded in good faith that during the 2024 calendar year, we have manufactured and contracted to manufacture products containing all four Conflict Minerals and have determined that the use of these minerals is necessary to the functionality or production of our products.

We performed an RCOI simultaneously with the due diligence phase through which we sought to determine whether the Conflict Minerals necessary for the functionality or production of our products did or did not receive a compliant or active designation from the Responsible Minerals Initiative’s (“RMI”) independent smelter and refiner validation program, i.e., the Responsible Minerals Assurance Process (“RMAP”). This was conducted simultaneously due to the large number of applicable suppliers from which we source materials that we surveyed and the timeframe in which we needed to complete both the RCOI and due diligence efforts. Our RCOI employed several methods to assess whether the necessary Conflict Minerals in our products originated, or likely originated, from CAHRAs.

Based on the RCOI conducted, Kornit has reason to believe that a portion of the Conflict Minerals that are necessary for the functionality of its products originated, or likely originated, in the CAHRAs, and has reason to believe that those necessary Conflict Minerals may not be from entirely recycled or scrap sources. As part of our commitment to responsible sourcing, we do not seek to eliminate the sourcing of Conflict Minerals from the CAHRAs, but rather to source the necessary minerals from sources that do not directly or indirectly finance or benefit armed groups in those locations. Based on this result, we conducted due diligence activities and have detailed those efforts in this Conflict Minerals Report.

Due Diligence Design

In accordance with the Rule and Form SD, we undertook due diligence to determine whether the Conflict Minerals necessary for the functionality or production of our products, which were manufactured, or contracted to manufacture in 2024, originated from smelters or refiners (“SoRs”) that have received a complaint or active designation from the RMI’s RMAP Third Party Audit program for smelters or refiners. We designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2016) (“OECD Framework”) and related supplements for Conflict Minerals.

The five steps defined in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carrying out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) reporting annually on supply chain due diligence.

Due Diligence Performed

The due diligence measures we undertook consisted primarily of:

a. Establishing strong company management systems - We reviewed and maintained our management systems that had been previously established through the following actions:

●	As part of our policy, Kornit strives to only use 3TG minerals from smelters or refiners that have been audited and verified as conflict-free compliant or active by the Responsible Minerals Assurance Process (“RMAP”) and requires its suppliers to only source 3TG minerals from verified smelters or refiners. More information on our sourcing expectations of suppliers can be found in our Conflict Minerals Policy, which is available at the following link: http://www.kornit.com/conflict-minerals-policy/, which is not incorporated by reference herein.

●	Updated the Conflict Minerals Governance Charter to set the Conflict Minerals annual work plan including: our steps for compliance, objectives, timelines, internal management and cross functional team (such as supplier management, engineering, finance and legal) with identified roles and responsibilities, all to support supply chain due diligence.

●	Established a process whereby we engage with suppliers and refer them to training materials online, materials that include an overview of the relevant Conflict Minerals regulations and provide instructions on how to respond to the due diligence survey (that was based on the Conflict Minerals Reporting Template of at least version 6.31 or above).

●	Maintained a conflict minerals provision in our standard Terms and Conditions of Purchase to require suppliers to fully support Kornit’s efforts to keep its supply chain free from conflict minerals and comply with applicable governmental laws.

●	Maintained a process whereby we communicate the due diligence efforts to customers, suppliers and other relevant functions in our organization, as applicable.

●	Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Kornit’s Chief Financial Officer and/or Global Product Regulation and Sustainability Manager (at Nir.Gonen@kornit.com).

●	Maintain relevant records for a minimum of five years.

b. Identified and assessed risks in the supply chain

As part of our risk-based approach, we have decided to focus on electronics suppliers and manufacturers. We assessed two primary risks in our supply chain: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier while trying to move towards the goal of responsibly sourcing all of the minerals and/or materials used in our products.

Based on this assessment method, we segmented our suppliers into three risk levels (high, medium and low). In order to allow us to invest our risk management efforts according to the supplier level of risk, we referred to Conflict Minerals-related risks based on supplier’s characteristics, such as: the volume of spending during 2024 and the extent to which we are dependent upon any particular supplier or, conversely, the availability of alternative suppliers.

We sent periodic reminders to any non-responsive suppliers to provide surveys or updated responses. We have identified, to the best of our efforts, the smelters/refiners in the supply chain by conducting a supply chain survey using the CMRT version 6.31 and above, which requests suppliers and manufactures to identify smelters or refiners and the country of origin, or likely country of origin, of the conflict minerals in the products that they supply to us. In addition, we compared smelters or refiners identified in the supply chain survey against the list of facilities that have received a complaint or active designation from the Responsible Minerals Assurance Process (“RMAP”), or other independent third-party audit programs. We documented the country of origin, or likely country of origin, information for the smelters or refiners identified in the supply chain survey as provided from the different sources, as reported in Annex 2.

c. Designed and implemented a strategy to respond to identified risks

The findings of the supply chain risk assessment and due diligence process are reported to designated members of our senior management team — our CEO, CFO, EVP Operations, General Counsel and EHS Director, and VP Supply Chain, who are updated regarding major findings and/or red flags, as they arise. As part of our risk management strategy, we continue to conduct business with any flagged supplier while we investigate such supplier’s’ sourcing practices.

We contact suppliers whose responses are identified as incomplete, inconsistent or inaccurate. We also review supplier responses to track smelters or refiners in our supply chain that supply us with Conflict Minerals and have not received a complaint or active designation based on the RMI’s RMAP or other independent third party validation programs.

We referred suppliers to training materials online that included an overview of the Rule and instructions on how to complete the Conflict Minerals Reporting Template. We also sent follow up letters to unresponsive suppliers as well as those suppliers that declared the existence of Conflict Minerals in their supply chain from the CAHRAs from uncertified smelters or refiners, according to the RMI’s Standard Smelter List that provides an indication of all of the smelters or refiners that are conformant or active according to the RMAP audit. These are suppliers that we classify as high risk.

Our supply chain due diligence is a dynamic process and requires on-going risk monitoring. Therefore, after implementing our risk mitigation strategy, we repeat Step 2 of the OECD guidelines to ensure effective management of risks. We have established procedures for employees, stakeholders, direct suppliers, and customers to communicate concerns about our responsible sourcing policies.

d. Reviewed independent third-party audit of smelter/refiner due diligence practices

We are a downstream company and are multiple layers removed from the smelters or refiners that directly process the minerals and mineral ores that are essential to the production or functionality of our products, i.e., the necessary Conflict Minerals. Our constitution as a downstream company means that we do not directly perform audits of the smelters or refiners in its mineral supply chain. As a result, our due diligence efforts relied on reviewing information on the status of smelters or refiners participating in Third Party Audit programs and cross-industry initiatives, such as those led by the RMI’s RMAP.

e. Prepared an annual report on supply chain due diligence

Kornit’s Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act, which includes filing a Form SD and this Conflict Minerals report with the SEC annually and posting such report publicly on our website at:

https://ir.kornit.com/financial-information/sec-filings?items_per_page=10&page=2 .. We have included such report on our website for the calendar year of 2024.

Results of Assessment

We conducted a supply-chain survey of the 377 direct suppliers and manufacturers that we identified as contributing the necessary conflict minerals to our products. Based on the survey, we are unable to determine with any level of certainty as to whether or not the Conflict Minerals used in our products may or may not have directly or indirectly financed armed groups in the CAHRAs. The overall response rate to our survey was approximately 73.97%1, which responses contained the names and locations of smelters or refiners (see Annex 1) and the reasonable countries of origin see (Annex 2) that process Conflict Minerals.

Of this response rate (i.e., the relevant suppliers that responded to the supply chain inquiry in 2024):

●	1.07% suppliers were classified as “DRC conflict free”

●	8.18% suppliers were classified as “Free no 3TG”

●	20.64% suppliers were classified as “Undefined from DRC”

●	7.12% suppliers were classified as “Undetermined not from DRC”

●	19.93% suppliers were classified as “Undetermined from DRC”

●	43.06% suppliers were classified as “Not from DRC”

Status	2022	2023	2024
Completed CMRT	75.17%	62.14%	73.97%

Classification of Those Suppliers Who Completed CMRT:
DRC conflict free	11.16%	0.89%	1.07%
Free no 3TG	13.48%	10.71%	8.18%
Undefined from DRC	9.30%	12.5%	20.64%
Undetermined not from DRC	12.09%	12.05%	7.12%
Undetermined from DRC	27.90%	32.59%	19.93%
Not from DRC	26.04%	31.25%	43.06%

The terms above have the following meaning as part of our due diligence efforts:

●	“DRC conflict free” indicates the suppliers that reported that the Conflict Minerals being used in the products provided to Kornit originate from the DRC or the Covered Countries, but the smelters or refiners are approved by the RMI RMAP Program (“Responsible Minerals Assurance Process”).

●	“Free no 3TG” indicates the suppliers that reported that Conflict Minerals are not contained in the product, nor are they necessary for the functionality or included in the production of the products provided to Kornit.

[1]	The response rate includes those who reported with the new version (6.4) and without it.

●	“Undefined from DRC” indicates the suppliers that reported the Conflict Minerals being used in the products provided to Kornit originate, or likely originate from the DRC or the Covered Countries. The smelters or refiners are not approved by the RMI’s RMAP.

●	“Undetermined not from DRC” indicates the suppliers that reported the Conflict Minerals being used in the products do not originate from the DRC or the Covered Countries, but that they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in scope suppliers will continue until the status changes or is confirmed.

●	“Undetermined from DRC” indicates the suppliers that reported that the Conflict Minerals being used in the products provided to Kornit originate, or likely originate, in the DRC or the Covered Countries and the smelters or refiners are approved by the RMI RMAP program, but they have not yet concluded their due diligence process, so this determination can potentially change. Due diligence for these in-scope suppliers will continue until the status changes or is confirmed.

●	“Not from DRC” indicates the suppliers that reported sourcing Conflict Minerals, but from countries other than the DRC or the Covered Countries.

We cannot assert with any level of certainty that our conclusions regarding the source, or likely source, and chain of custody of the necessary conflict minerals is accurate because we rely exclusively on information provided by our direct suppliers. In this regard, we have made reasonable inquiries in an effort to verify and assess the information provided based on the conclusions of an independent third-party audit program, i.e., the RMI’s RMAP validation program for smelters or refiners, or other relevant Third Party Audit bodies.

Despite the fact that some suppliers indicated that they source from the CAHRAs, these suppliers were unable to accurately report the specific smelters and/or refiners that were part of the supply chain for the components that were sold and which are necessary to the production and/or functionality of our products in 2024. Based on the lack of complete information from our suppliers, we are unable to determine with any level of certainty as to the complete list of facilities used to process those necessary Conflict Minerals, or their country of origin, and to conclude whether or not the Conflict Minerals used in our products may or may not have directly or indirectly financed armed groups in the CAHRAs. Our efforts to determine the mine(s) or location of origin included the use of the due diligence measures described above.

Smelters or refiners verified as conflict free or in the audit process:

Tin	72 of 92 (78.26%) - (71 compliant and 1 active smelters or refiners)
Tantalum	34 of 36 (94.44%) - (34 compliant and 0 active smelters or refiners)
Tungsten	37 of 56 (66.07%) - (36 compliant and 1 active smelters or refiners)
Gold	95 of 183 (51.91%) - (93 compliant and 2 active smelters or refiners)
Total	238 of 367 (64.85%) - (223 compliant and 8 active smelters or refiners)

Smelters or refiners: 2024-2023-2022

Status	2024	2023	2022
Verified Conflict Free	234 (63.76%)	221 (63.32%)	223 (63.70%)
Participating in an audit process	4 (1.09%)	4 (1.15%)	8 (2.29%)
Not Participating	129	124 (35.53%)	119 (34.00%)
Total	367 (100%)	349 (100%)	350 (100%)

Additional Risk Factors

The statements above are based on the RCOI process and supply due diligence that we conducted in good faith for 2024. These statements are based on the information available at the time of the writing and publication of this report. A number of factors could introduce errors or otherwise may affect our conclusions.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors and/or omissions by suppliers, confusion over requirements of the Rule, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered through a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with the Rule, conflict-area sourced materials declared secondary materials, companies that went out of business in 2024, and smuggling of Conflict Minerals to countries beyond the CAHRAs.

We do not collect information from our suppliers on a continuous and real-time basis. Instead, we only collect such information in the context of the CMRTs provided by the suppliers at the time of the publication of this report. We cannot be certain about our conclusions regarding the source and chain of custody of the necessary Conflict Minerals as such information comes from direct suppliers, though we do verify their declarations against the conclusions of independent third-party audit programs, such as the RMI’s RMAP program.

Continuous improvement efforts to mitigate risk

We will continue working with our global supply chain in an effort to achieve responsible sourcing and compliance with international regulations, including through the following actions:

●	Continue to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by the Rule.

●	Work with suppliers that did not respond to our 2024 survey to help them understand the importance of this initiative to Kornit and to encourage their participation in the 2025 survey.

●	Attempt to validate supplier responses using information collected via independent, conflict-free smelter validation programs such as the Responsible Minerals Initiative’s (RMI) RMAP smelter or refiner validation program.

●	Send follow up letters to high-risk unresponsive suppliers, and to suppliers with Conflict Minerals from the DRC and the CAHRAs from uncertified smelters.

●	Continue to implement our CM policy.

●	Enhance use of tools for improved supplier responses.

●	Continue to include or attempt to include a conflict minerals flow-down clause in new or renewed supplier contracts.

●	Request suppliers to procure materials through validated smelters or refiners pursuant to the RMI or other approved resources and request suppliers to take mitigating actions in case they do not.

●	We updated our Conflict Minerals company procedure.

Annex 1

Reported Names and Locations of Smelters or Refiners

Smelter Metal	Smelter Name	Smelter Country
Gold	8853 S.p.A.	ITALY
Gold	ABC Refinery Pty Ltd.	Australia
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	African Gold Refinery	UGANDA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Albino Mountinho Lda.	Portugal
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Attero Recycling Pvt Ltd	India
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Augmont Enterprises Private Limited	INDIA
Gold	Bangalore Refinery Pvt Ltd	INDIA
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Cendres + Métaux S.A.	SWITZERLAND
Gold	Central Bank of the Philippines Gold Refinery & Mint	PHILIPPINES
Gold	Chemmanur Gold Refinery	INDIA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Coimpa Industrial LTDA	Brazil
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	Dongwu Gold Group	China
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujhara Refinery	UNITED ARAB EMIRATES
Gold	GG Refinery Ltd.	Tanzania, United Republic Of
Gold	Gold by Gold Colombia	Colombia
Gold	Gold Coast Refinery	GHANA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Gujarat Gold Centre	INDIA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA

Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Industry Co. Ltd.	CHINA
Gold	Hunan Yu Teng Non-Ferrous Metals Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Impala Refineries – Base Metals Refinery (BMR)	SOUTH AFRICA
Gold	Impala Refineries – Platinum Metals Refinery (PMR)	South Africa
Gold	Impala Rustenburg	SOUTH AFRICA
Gold	Inca One (Chala One Plant)	Peru
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Johnson Matthey Inc. (USA)	UNITED STATES OF AMERICA
Gold	Johnson Matthey Limited	CANADA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	K.A. Rasmussen	NORWAY
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kojima Kagaku Yakuhin Co., Ltd	JAPAN
Gold	Kombinat Gorniczo Hutniczy Miedz Polska Miedz S.A.	POLAND
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kori Plant	Peru
Gold	Kosak Seiren	JAPAN
Gold	KUC	UNITED STATES OF AMERICA
Gold	Kundan Care Products Ltd.	INDIA
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	La Caridad	Mexico
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.	ANDORRA
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	MD Overseas	INDIA
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Met-Mex Penoles, S.A.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA

Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	NOBLE METAL SERVICES	United States Of America
Gold	Nohon Material Corporation	JAPAN
Gold	Norddeutsche Affinererie AG	GERMANY
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC Krastsvetmet	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	Produits Artistiques de Métaux	SWITZERLAND
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Refinery LS-Nikko Copper Inc.	KOREA, REPUBLIC OF
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Sam Precious Metals	United Arab Emirates
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SD (Samdok) Metal	KOREA, REPUBLIC OF
Gold	Sempsa JP (Cookson Sempsa)	SPAIN
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shenzhen CuiLu Gold Co., Ltd.	China
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, REPUBLIC OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solartech	TAIWAN, REPUBLIC OF CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiTech	KOREA, REPUBLIC OF
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, REPUBLIC OF CHINA
Gold	T.C.A S.p.A	ITALY
Gold	Takehara Refinery	JAPAN
Gold	Tamano Smelter	JAPAN
Gold	Tanaka Precious Metals	JAPAN
Gold	The Great Wall Gold and Silver Refinery of China	CHINA
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Ubro-Union of Brazilian Refiners	BRAZIL

Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	WEEEREFINING	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Williams Advanced Materials	UNITED STATES OF AMERICA
Gold	Xstrata	CANADA
Gold	Yamamoto Precision Metals	JAPAN
Gold	Yantai NUS Safina tech environmental Refinery Co. Ltd.	CHINA
Gold	Yilida Resources Technology Co., Ltd.	Taiwan, REPUBLIC Of China
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhaoyuan Gold Group	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Industry Corporation	CHINA
Tantalum	5D Production OÜ	Estonia
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca SA	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	PowerX Ltd.	Rwanda
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum Co., Ltd.	CHINA
Tantalum	タニオビス・ジャパン株式会社	JAPAN
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	Cookson Alpha Metals (Shenzhen) Co., Ltd.	UNITED STATES OF AMERICA

Tin	CRM Fundição De Metais E Comércio De Equipamentos Eletrônicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa Metaltech Co., Ltd.	JAPAN
Tin	DS Myanmar	MYANMAR
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	ENAF	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Fuxiang Gongmao Co., Ltd.	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Kaimeng (Gejiu) Industry and Trade Co., Ltd.	CHINA
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	MSC	MALAYSIA
Tin	Nanshan Tin Co. Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Novosibirsk Tin Combine	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalúrgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Indra Eramult Logam Industri	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA

Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India
Tin	Rui Da Hung	TAIWAN, REPUBLIC OF CHINA
Tin	Super Ligas	BRAZIL
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Toboca/ Paranapenema	BRAZIL
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Unit Timah Kundur PT Tambang	INDONESIA
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgica	BRAZIL
Tin	Woodcross Smelting Company Limited	Uganda
Tin	XiHai - Liuzhou China Tin Group Co ltd	CHINA
Tin	Yunnan Gejiu Zili Metallurgy Co. Ltd.	CHINA
Tin	Yunnan wind Nonferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	YUNXIN colored electrolysis Company Limited	CHINA
Tin	云南锡业股份有限公司锡业分公司	CHINA
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	ALMT Sumitomo Group	JAPAN
Tungsten	Artek LLC	Russian Federation
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	DONGKUK INDUSTRIES CO., LTD.	Korea, Republic Of
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	GTP	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Han River Pelican State Alloy Co., Ltd.	CHINA
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic Of

Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	Kenee Mining Corporation Vietnam	Viet Nam
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, REPUBLIC OF CHINA
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, REPUBLIC Of China
Tungsten	LLC Vostok	Russian Federation
Tungsten	MALAMET SMELTING SDN. BHD.	Malaysia
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Nan Viet Ferrochrome Co., Ltd.	Viet Nam
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC	Russian Federation
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	OOO “Technolom” 1	Russian Federation
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines
Tungsten	Philippine Carreytech Metal Corp.	PHILIPPINES
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China
Tungsten	Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	洛阳栾川钼业集团钨业有限公司	CHINA

Annex 2

Reported Country of Origin

Smelter Country
ANDORRA
Australia
AUSTRIA
BELGIUM
BOLIVIA (PLURINATIONAL STATE OF)
BRAZIL
CANADA
CHILE
CHINA
Colombia
Congo, Democratic Republic Of The
CZECHIA
Estonia
FRANCE
GERMANY
GHANA
India
INDONESIA
ITALY
JAPAN
KAZAKHSTAN
KOREA, REPUBLIC OF
KYRGYZSTAN
LITHUANIA
MALAYSIA
Mexico
MYANMAR
NETHERLANDS
NEW ZEALAND
NORWAY
Peru
PHILIPPINES
POLAND
Portugal
Russian Federation
Rwanda
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN, REPUBLIC OF CHINA
Tanzania, United Republic Of
THAILAND
TURKEY
UGANDA
UNITED ARAB EMIRATES
UNITED STATES OF AMERICA
UZBEKISTAN
VIET NAM
ZIMBABWE